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                                                                      EXHIBIT 11

                       COMPUTATION OF PER SHARE EARNINGS

               COMPLETE BUSINESS SOLUTIONS, INC. AND SUBSIDIARIES
                PRO FORMA OR ACTUAL NET INCOME PER COMMON SHARE
                                  (UNAUDITED)

                                                                   THREE MONTHS ENDED
                                                                        JUNE 30,
                                                                ------------------------
                                                                   1997          1996
                                                                ----------    ----------
Weighted average number of shares of Common Stock
  outstanding...............................................     9,300,000     5,942,275
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented...       299,924       237,215
Stock options and convertible stock issued during the twelve
  months immediately preceding the offering date............            --       641,501
Stock issued to satisfy S corporation distribution based
  upon the estimated initial public offering price per
  share.....................................................            --       806,452
                                                                ----------    ----------
Weighted average shares outstanding.........................     9,599,924     7,627,443
                                                                ==========    ==========
Actual or pro forma net income..............................    $1,831,000    $  643,000
                                                                ==========    ==========
Actual or pro forma net income per common share.............    $      .19    $      .08
                                                                ==========    ==========

                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                                ------------------------
                                                                   1997          1996
                                                                ----------    ----------
Weighted average number of shares of Common Stock
  outstanding...............................................     8,300,828     5,942,275
Common Stock equivalents calculated using the weighted
  average stock price per share for the periods presented...       227,322       185,462
Stock options and convertible stock issued during the twelve
  months immediately preceding the offering date............       184,211       641,501
Stock issued to satisfy S corporation distribution based
  upon the estimated initial public offering price per
  share.....................................................            --       806,452
                                                                ----------    ----------
Weighted average shares outstanding.........................     8,712,361     7,575,690
                                                                ==========    ==========
Pro forma net income........................................    $3,020,000    $1,307,000
                                                                ==========    ==========
Pro forma net income per common share.......................    $      .35    $      .17
                                                                ==========    ==========